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H. J. Heinz Company

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H. J. Heinz Company
World Headquarters
600 Grant Street
Pittsburgh, Pennsylvania 15219
July 26, 2006
VOTE THE WHITE CARD FOR THE H. J. HEINZ COMPANY FOR STRONG, SUSTAINABLE
PERFORMANCE AND STRICT BOARD ACCOUNTABILITY
Dear Fellow Shareholder:
The August 16th H. J. Heinz Shareholder Meeting approaches, and with it the deadline for your vote in the proxy contest with Nelson Peltz and his Trian Group. That’s why we need to ask for a few minutes of your time. Simply put, we believe that more is at stake for your company in this election than replacing our highly-qualified, engaged and independent Directors with the Peltz bloc of nominees that includes Mr. Peltz, his son-in-law, his close friend, his longtime business partner, and one of his former employees. Specifically, at stake in this election is:

•	Heinz’s accelerating business momentum which is threatened by Trian’s unrealistic plan and the ensuing business gridlock.

•	Our current strong share price momentum which reflects the strength of this year’s projected performance and our aggressive but realistic plan. We believe that continued execution of this plan and the positive business fundamentals underlying the share price, combined with our strong share repurchase capacity, provide upside to the stock price, which is currently trading at approximately the average price-to-earnings ratio of 18 for the food industry (18 x $2.35 projected EPS = $42.30).

•	A Board composed of some of the most well-regarded and accomplished businesspeople in America, which holds management and itself accountable to the best interests of all shareholders. We believe our ability to attract highly capable directors would be jeopardized, if not compromised, by the addition of Messrs. Peltz, May or any of the Trian nominees.
HEINZ’S ACCELERATING BUSINESS MOMENTUM
Last week, Heinz previewed results for the first quarter that clearly show the fundamental strength of our focused portfolio. First quarter projections include:

•	Sales up over 6%

•	Operating income up approximately 10%

•	Earnings per share up 20% (and up approximately 40% on a reported basis)

•	100 new product launches on track for the year
This excellent performance, together with the execution of aggressive but responsible cost savings, have put Heinz comfortably on track to deliver earnings per share of $2.35 in fiscal year 2007 — an increase of 10% over fiscal year 2006.
The success of this quarter has received widespread notice. As the Financial Times reported last week in a story headlined “Gains Mean Heinz Can End Peltz’s Designs,” Heinz “issued an upbeat assessment of its performance in the current quarter in a statement that could give the company valuable ammunition in the final stretch of the long-running proxy battle.”
Heinz’s performance is made possible by our efforts over the past four years to refocus the portfolio, add new capabilities to the Board, upgrade management, and build your company’s leadership position around three core growth categories: Ketchup & Sauces, Meals & Snacks and Infant Food. If Mr. Peltz, or any of his nominees are elected to the Board we believe they will agitate for their plan which would put at risk the company’s current momentum.
STRONG TOTAL SHAREHOLDER RETURNS
In discussing our historical shareholder performance, Trian has, in our view, significantly understated the value of your investment by failing to include any dividends or the shares of Del Monte you received following the spin-off in 2002. (See Fact Sheet attached).
Since completing the spin-off to Del Monte and announcing our new strategy of focusing on our core portfolio in December 2002, we have outperformed our peers by delivering total shareholder return through February 3, 2006, of 19% vs. 16% for the S&P packaged food group (or 11% for the group if Kraft is included).

Our recent 17% dividend increase to $1.40 per share is based on a continuation of our strong cash flow trends and gives Heinz a current indicated dividend yield of 3.3%, which is among the highest in the entire S&P 500. Frankly, you should be concerned that implementation of the Trian plan by their nominees could result in junk status for our debt (as they have with other public companies) which could put your dividend at risk.
Your management and Board believe that adding any of the bloc of Trian nominees carries significant risk to driving sustainable growth in shareholder value.
ENHANCED BOARD ACCOUNTABILITY TO SHAREHOLDERS
Your company has one of the best Boards in corporate America, with an ISS governance rating of 97.7. This excellent performance does not mean that we will not work to increase accountability for the benefit of our shareholders even further. Following discussions with many Heinz shareholders in the last several weeks, your Board has taken strong steps to enhance oversight of management and strengthen shareholder democracy through several important initiatives. In particular, we look forward to the addition of two new independent Directors (on top of the two new Directors who joined in the past year) to provide your company with incremental financial, strategic and global perspective.
We have engaged one of the top executive recruiters in the country to identify candidates whose skills and experiences will further enhance the core competencies of your company (i.e., branded consumer goods, international platform, foodservice and retail distribution focus) and who meet Heinz’s exacting ethical and corporate governance standards. To be clear, in our view Mr. Peltz and his nominees

•	do not meet our corporate governance standards,

•	lack the requisite international experience and

•	would have conflicts of interest with our important restaurant and other foodservice customers.
We believe that adding any of the Trian Group’s nominees would create gridlock on the Heinz Board, weaken shareholder democracy and impede decision-making. Any of these nominees, would in our view, represent Trian’s own interests exclusively, and over time facilitate the Trian Group’s taking control of the H. J. Heinz Company without paying you a premium.
CONCLUDING THOUGHTS
Although Mr. Peltz and Trian have spent a lot of time criticizing Heinz’s historical performance, they have not laid out an achievable vision with operational specifics.
During the past few months, we have provided unprecedented visibility and detail into our business and our plans because we feel any debate should be about the facts and how best to run Heinz. We have given our perspective on what the right operational initiatives and financial structures are. We have been direct in offering a strategy that makes good sense for Heinz’s brands and geographies and we have explicitly reviewed which cost cuts will help your company — and which cost cuts will hurt your company. At the same time, we continue to listen to shareholders and look for ways to improve our operations and our Board oversight. Our decision to bring on two new independent Board members reflects this.
THE WHITE CARD IS THE RIGHT CARD
When you compare the performance and qualifications of Heinz and our Directors with the Peltz slate and their flawed and unrealistic plan, we believe you will agree the choice is clear: The WHITE Card is the Right Card.
We strongly recommend that you vote FOR the H. J. Heinz nominees by signing, dating and returning the WHITE proxy card. We have now been able to overcome the roadblocks to Internet voting that were created for our “street name” shareholders (shareholders holding their shares through a broker or other intermediary) last week by Trian. Your ability to vote by Internet has now been restored.
We urge you not to sign any GOLD proxy cards that may be sent to you by Mr. Peltz — even as a protest vote against him. If you return a GOLD Peltz proxy card, you can automatically revoke it by signing, dating and returning your WHITE proxy card. If you need assistance or have any questions, please call MacKenzie Partners, Inc., which is assisting Heinz with proxy solicitation, at (800) 322-2885. As always, we welcome your comments.
Sincerely,

William R. Johnson Chairman, President and Chief Executive Officer	Thomas J. Usher Presiding Director

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SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:
This letter contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

•	sales, earnings, and volume growth,

•	general economic, political, and industry conditions,

•	competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs,

•	the ability to identify and anticipate and respond through innovation to consumer trends,

•	the need for product recalls,

•	the ability to maintain favorable supplier relationships,

•	currency valuations and interest rate fluctuations,

•	change in credit ratings,

•	the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives,

•	approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements,

•	the ability to successfully complete cost reduction programs,

•	the results of shareholder proposals,

•	the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures,

•	the ability to effectively integrate acquired businesses, new product and packaging innovations,

•	product mix,

•	the effectiveness of advertising, marketing, and promotional programs,

•	the ability to maintain sales growth while reducing spending on advertising, marketing and promotional programs,

•	supply chain efficiency,

•	cash flow initiatives,

•	risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments,

•	changes in estimates in critical accounting judgments and other laws and regulations, including tax laws,

•	the success of tax planning strategies,

•	the possibility of increased pension expense and contributions and other people-related costs,

•	the possibility of an impairment in Heinz’s investments, and

•	other factors described in “Risk Factors” and “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Form 10-K for the fiscal year ended May 3, 2006.
The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.
On July 10, 2006, Heinz began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Shareholders are strongly advised to read Heinz’s proxy statement as it contains important information. Shareholders may obtain an additional copy of Heinz’s definitive proxy statement and any other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet Web site maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement are available for free at Heinz’s

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Internet Web site at www.heinz.com or by writing to H. J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of Heinz’s proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz’s shareholders is available in Heinz’s Schedule 14A filed with the Securities and Exchange Commission on July 18, 2006.

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“The Good Food Company"
FOR RELEASE UPON RECEIPT
Heinz Highlights Hypocrisy of the Peltz/Trian Slate
PITTSBURGH, July 17, 2006 — H.J. Heinz Company (NYSE: HNZ) today detailed the hypocrisy of Nelson Peltz’s attempt to remove five of Heinz’s twelve highly-qualified and experienced directors, including the Chairmen/CEOs of four renowned Fortune 500 companies and a founder of a $30 billion highly-respected financial management group, and, under the guise of “good corporate governance,” replace them with:
•	Nelson Peltz and his partner since their corporate raider days, Peter May

•	One son-in-law

•	One former employee

•	One golfer, a personal friend of Mr. Peltz
Does Mr. Peltz really believe Heinz shareholders will think his self-interested clique of these five men will act as independent voices accountable to all Heinz shareholders and will ensure their dollars are wisely invested?
The assertion that the five interconnected Peltz nominees (three of whom already sit together on the same board of Peltz’s Triarc Companies, Inc.) would think independently and vote their own conscience in board debates is far-fetched, in Heinz’s opinion. Heinz believes that, by seeking a voting bloc of nearly half the Heinz Board, the Peltz/Trian proxy is a thinly-disguised grab for control of Heinz.
Outside observers have weighed in with their own thoughts about the Trian slate’s dismal lack of qualifications. A leading governance expert said recently: “When the insurgents put up a slate that is so patently ridiculous, they are not really planning to get elected. What they hope to do is make noise and get a response, and they have certainly done that.” (Nell Minow, quoted by Dow Jones wire service, Friday, July 7, 2006.)
The five Heinz Directors who have been attacked without justification include four experienced leaders of admired Fortune 500 multi-national companies that include sizeable operations in Europe where many of Heinz’s current opportunities remain. They also include a respected entrepreneur and asset manager with enormous expertise in Asian markets where Heinz is growing at double-digit rates. By contrast, Mr. Peltz and his nominees have no meaningful experience in large multi-national public companies in either Europe or Asia, which together generate half of Heinz’s sales and profits.
H.J. Heinz Company, P.O. Box 57, Pittsburgh 15230-0057

Let’s look at the “trade” Nelson Peltz is proposing in more detail.
1)	Mr. Peltz wants to remove John Drosdick, the Chairman, President and Chief Executive Officer of Sunoco, Inc., a $34 billion energy company with consistently high shareholder returns, a man with almost 40 years of operational experience and a director bringing fresh perspective to Heinz’s Board since December 2005. Mr. Peltz would instead add Michael Weinstein, a former employee of Mr. Peltz and chairman of “Inov8,” a beverage consulting firm that makes no disclosures about sales or profits in a two-page listing on the company’s web site.

2)	Mr. Peltz wants to remove Peter Coors, a director with successful operational and consumer marketing experience as the Chairman of Coors Brewing Company and Vice Chairman of Molson Coors Brewing Company. He is also a director of U.S. Bancorp. Mr. Peltz would instead add his son-in-law, Edward Garden, a man with no operational experience and who appears never to have served on the Board of Directors of any public company other than his father-in-law’s company, Triarc Companies, Inc.

3)	Mr. Peltz wants to remove Charles Bunch, Chairman and CEO of PPG Industries, a successful $10 billion global company, Chairman of the Federal Reserve Bank of Cleveland and Vice Chairman of the National Association of Manufacturers. Instead he would add Peter May, his partner since their days as corporate raiders financed by Michael Milken’s junk bonds, and a subject, along with Mr. Peltz, of public censure by the London Stock Exchange.

4)	Mr. Peltz wants to remove Mary Choksi, a successful entrepreneur and Managing Director of the Strategic Investment and Emerging Markets Groups, managing $30 billion in assets for a wide range of institutions and private investors, including $18 billion of assets in emerging markets, a key growth area for Heinz. Ms. Choksi is also a veteran executive of the World Bank. Mr. Peltz would instead add Greg Norman, a professional golfer, Mr. Peltz’s close personal friend and, who in 2005 quit the one public company board (GPS Industries Inc.) he previously served on because, according to a SEC filing, he had “limited time availability.”

5)	Mr. Peltz wants to remove Dennis Reilley, another Director recently appointed to Heinz’s Board in December 2005. Mr. Reilley is Chairman and CEO of Praxair, an $8 billion producer and distributor of industrial gases worldwide, who in 2006 was named one of the “best CEOs in America” by Institutional Investor Magazine. Mr. Peltz would instead add himself.
Is this a “trade” that would improve corporate oversight, enhance shareholder value and upgrade the caliber of the Heinz Board? Heinz believes the clear answer is no.
Heinz is confident that as shareholders become aware of all the facts (including the fact that Heinz’s total shareholder return has outperformed the average of the food industry over the past three years to early February 2006), they will vote for the Heinz Directors, whose interests are aligned solely with those of Heinz’s shareholders and whose experience make them the most qualified to steer the future of Heinz. Heinz’s independent Board of Directors remains intensely committed to holding Heinz’s management accountable for growing sales and profits and increasing the Heinz share price and shareholder value.
Heinz shareholders are urged to vote in favor of the Heinz nominees by marking, signing, dating, and returning the WHITE proxy card and disregarding any gold card.
# # #
SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:
•	sales, earnings, and volume growth,

•	general economic, political, and industry conditions,

•	competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs,

•	the ability to identify and anticipate and respond through innovation to consumer trends,

•	the need for product recalls,

•	the ability to maintain favorable supplier relationships,

•	currency valuations and interest rate fluctuations,

•	change in credit ratings,

•	the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives,

•	approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements,

•	the ability to successfully complete cost reduction programs,

•	the results of shareholder proposals,

•	the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures,

•	the ability to effectively integrate acquired businesses, new product and packaging innovations,

•	product mix,

•	the effectiveness of advertising, marketing, and promotional programs,

•	the ability to maintain sales growth while reducing spending on advertising, marketing and promotional programs,

•	supply chain efficiency,

•	cash flow initiatives,

•	risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments,

•	changes in estimates in critical accounting judgments and other laws and regulations, including tax laws,

•	the success of tax planning strategies,

•	the possibility of increased pension expense and contributions and other people-related costs,

•	the possibility of an impairment in Heinz’s investments, and

•	other factors described in “Risk Factors” and “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Form 10-K for the fiscal year ended May 3, 2006.
The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.
On July 10, 2006, Heinz began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Shareholders are strongly advised to read Heinz’s proxy statement as it contains important information. Shareholders may obtain an additional copy of Heinz’s definitive proxy statement and any other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet Web site maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement are available for free at Heinz’s Internet Web site at www.heinz.com or by writing to H. J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of Heinz’s proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz’s shareholders is available in Heinz’s definitive proxy statement.
ABOUT HEINZ: H.J. Heinz Company, offering “Good Food, Every Day™,” is one of the world’s leading marketers and producers of branded foods in ketchup and condiments; meals & snacks; and infant foods. Heinz delights consumers in every outlet, from supermarkets to restaurants to convenience stores and kiosks. Heinz is a global family of leading brands, including Heinz(R) Ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales or close to $3 billion), HP(R) and Lea & Perrins(R), Ore-Ida(R) french fries and roasted potatoes, Boston Market(R) and Smart Ones(R) meals, and Plasmon(R) baby food. Heinz has leading brands in six core developed geographies and five developing geographies. Information on Heinz is available at www.heinz.com/news.

Media:

Ted Smyth:	412-456-5780
Michael Mullen:	412-456-5751 or Michael.mullen@us.hjheinz.com

Investors:
Jack Runkel:	412-456-6034

Keys Facts Regarding Heinz’s Performance
Trian’s Criticism of Heinz Is Centered on a Misleading Depiction of Our Returns to
Shareholders

Fact 1:	Trian ignores the $3.45 per share value of the Del Monte spin-off dividend

Fact 2:	Trian ignores a total of $10.55 per share in quarterly dividends paid to shareholders over the period they reference

Fact 3:	Trian ignores the reinvestment value you earned on these dividends
Heinz Has Created Value For Shareholders

Fact 1:	$100 invested ten years ago (when Bill Johnson became President) grew to be worth $162 on February 3, 2006 — prior to Trian’s involvement

Fact 2:	As of July 24, that $100 was worth $205, largely reflecting our successful completion of $1 billion of non-core divestitures and extensive streamlining activities as well as the positive results we are forecasting for Q1 and Fiscal Year 2007
Heinz has Outperformed the Peer Group Since We Adopted Our Current Strategy in 2002

Fact 1:	Heinz’s total shareholder returns were 18.9% vs. 16.0% for our peers in the S&P Packaged Food Group (PFG) — prior to Trian’s involvement

Fact 2:	Heinz’s total shareholder returns were 18.9% vs. 11.4% for the PFG plus Kraft

Internet Voting is Back
We have been able to overcome the roadblocks to internet voting that were created for our “street name” shareholders last week by Trian. Your ability to vote by Internet has now been restored.
Vote by Internet
It’s fast, convenient and your vote is immediately confirmed and posted.
Go to WWW.PROXYVOTE.COM and follow the 3 easy steps:
1.	Read the accompanying letter and proxy card.

2.	Enter your 12-digit control number located on the label of your proxy card.

3.	Follow the simple instructions.
Make Your Vote Count!